Exhibit A
JOINT FILING UNDERTAKING
The undersigned, being duly authorized thereunto, hereby executes this agreement as an exhibit to this Amendment No. 1 to Schedule 13D with respect to the shares of common stock of Aries Maritime Transport Limited to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Amendment No. 1 to Schedule 13D jointly on behalf of each such party.
Dated: October 22, 2009
GRANDUNION INC.

By:	/s/ Michail Zolotas
Name:	Michail Zolotas
Title:	Chief Executive Officer

FOCUS MARITIME CORP.

By:	/s/ Michail Zolotas
Name:	Michail Zolotas
Title:	Chief Executive Officer